EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

         THIS AGREEMENT ("Agreement"), made and entered into as of this31st day of July, 2004 (the "Effective Date"), by and among Moores Pump & Services, Inc. ("Seller"), a Louisiana corporation, T-3 Energy Services, Inc. ("T3"), a Delaware corporation, and Cormier-Millin, Inc., a Louisiana corporation ("Buyer").

                              W I T N E S S E T H:

         Seller is a wholly owned subsidiary of T3.

         Seller owns and operates a pump distribution and re-manufacturing business (the "Business") from premises located in Lafayette Parish, Louisiana, leased by Seller as lessee.

         Seller desires to sell to Buyer and Buyer desires to purchase from Seller substantially all of the assets and operating business utilized in connection with the Business and the goodwill of the Business, upon and subject to certain terms and conditions.

         In order to protect the goodwill of the business, T3 and Seller have agreed to enter into the non-competition provisions of this Agreement.

         The parties desire to provide for their agreements herein.

         NOW, THEREFORE, in consideration of the premises, representations and warranties and the mutual covenants and conditions herein contained and for other good, valuable and sufficient consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

                                   ARTICLE 1

                                   DEFINITIONS

         As used herein, the following terms shall have the meanings ascribed below:

          (a) "Accounts" shall have the meaning set forth in Section 2.l(d).

          (b) "Aggregate Change" shall have the meaning set forth in Section 3.3(a).

          (c)  "April 30 Balance  Sheet"  shall  have the  meaning  set forth in
     Section 3.3(a).


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          (d) "Assets"  shall have the meaning set forth in Section 2.1, but the term "Assets" shall not include "Excluded Assets."

          (e) "Closing" shall have the meaning set forth in Section 5.1.

          (f) "Closing Date" shall have the meaning set forth in Section 5.1.

          (g) "Damages" shall have the meaning set forth in Section 13.3.

          (h) "Equipment" shall have the meaning set forth in Section 2.1(b).

          (i) "Encumbrances" shall mean security interests, mortgages, liens, judgments, claims, charges, obligations of ownership to third parties, restrictions and encumbrances of any kind or description, but excluding in all cases Permitted Encumbrances.

          (j) "Environmental Laws" shall mean All federal, state, local or municipal laws, rules, regulations statutes, ordinances or orders, and any judicial interpretations thereof, relating to (i) the prevention or control of pollution or protection of the environment, (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal, discharge, release, emission or transportation or (iii) exposure to Hazardous Substances. "Environmental Laws" shall include but not be limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.ss.ss.9601 et seq. ("CERCLA"), the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C.ss.ss.11001 et seq., the Resource Conservation and Recovery Act, 42 U.S.C.ss.ss.6901 et seq., the Toxic Substances Control Act, 15 U.S.C.ss.ss.2601 et seq. the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C.ss.ss.136 et seq., the Clean Air Act, 42 U.S.C.ss.ss.7401 et seq., the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C.ss.ss.1251 et seq., the Safe Drinking Water Act, 42 U.S.C.ss.ss.300f et seq. the Occupational Safety and Health Act 29 U.S.C.ss.ss.641, et seq. and the Hazardous Materials Transportation Act, 49 U.S.C.ss.ss.1801, et seq.

          (k) "Excluded Assets" shall have the meaning set forth in Section 2.2.

          (l)  "Governmental  Body"  shall  mean  any  federal,   state,  local,
     municipal, foreign or other governmental or quasi-governmental entity or authority.

          (m) "Hazardous Substances" shall mean and refer to any (1) petroleum or petroleum products, (2) substance included within the definition of "hazardous substances" under ss. 101(14) of CERCLA and (c) any other chemical, substance or waste that is regulated by, or may form the basis of liability under, any Environmental Laws.

          (n) "Inventory" shall have the meaning set forth in Section 2.1(c).


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          (o)  "Inventory  Report"  shall have the  meaning set forth in Section
     2.1(c).

          (p) "Leased Premises" shall have the meaning set forth in Section 4.1.

          (q) "Material Adverse Effect" shall mean any (a) change, development or effect (individually or in the aggregate) in the general affairs, management, business, customer or supplier relationships, results of operations, condition (financial or otherwise), assets, liabilities or prospects (whether or not the result thereof would be covered by insurance) that would be material and adverse to the Business, after giving effect to the transactions contemplated herein, or (b) fact or development that would (individually or in the aggregate), after giving effect to the transactions contemplated herein, materially impair T3's or Seller's ability or obligations to perform on a timely basis any material obligations it has under this Agreement. For purposes of this definition, a financial impact of Twenty Thousand and No/100 ($20,000) dollars shall be considered "material."

          (r)  "Noncompetition  Period"  shall  have the  meanings  set forth in
     Section 8.2.

          (s) "Permits" shall mean permits, authorizations, certificates, franchises, privileges, immunities, consents, waivers, grants, licenses and other rights whether issued or granted by Governmental Bodies or other persons.

          (t) "Permitted Encumbrances" shall mean such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) liens for taxes, assessments and charges or levies by Governmental Body (i) not yet due and payable, or (ii) which are being contested in good faith and for which reserves in accordance with Generally Accepted Accounting Principles, consistently applied ("GAAP"), have been established on the financial statements of Seller; or (b) Encumbrances imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 60 days and are not in excess of $10,000 in the case of a single lien, or (ii) which are being contested in good faith and for which reserves in accordance with GAAP have been established on the financial statements of Seller.

          (u) "Purchase Price" shall have the meaning set forth in Section 3.1.

          (v) "Petty Cash" shall have the meaning set forth in Section 2.1(e).

          (w) "Taxes" shall have the meaning set forth in Section 6.12(b).

          (x) "Trade Payables" shall have the meaning set forth in Section 2.3.



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                                   ARTICLE 2
                           PURCHASE AND SALE OF ASSETS

     2.1. PURCHASE AND SALE OF ASSETS. Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, upon and subject to the terms and conditions of this Agreement, for the consideration specified in Section 3 of this Agreement, the following property and assets of, or utilized in connection with, the Business on the Closing Date (the "Assets"), with warranty of title and with subrogation and substitution in and to all rights and actions against all previous owners and vendors, and free and clear of all Encumbrances and with indemnity against Permitted Encumbrances by Seller and T3 as provided in Section 13.1(e):

               (a) VEHICLES. All of the trucks and other certificated vehicles listed on SCHEDULE 2.1(A) (the "Vehicles").

               (b) EQUIPMENT. All furniture, furnishings, equipment, machinery, office equipment, photocopiers, tools, dies, apparatus, implements, forklifts, spare parts, supplies and other tangible personal (movable) property of every kind and description, used in connection with the Business, and listed on SCHEDULE 2.1(B) attached (the "Equipment"), whether located in the Leased Premises or elsewhere. All other equipment, which is located in the Leased Premises and used in the Business, but which is not specifically listed on SCHEDULE 2.1(B), shall be Equipment within the meaning of this Article 2; provided any individual item has a value of five hundred ($500.00) dollars or less, or any group of items has an aggregate value of ten thousand ($10,000.00) dollars or less, based on the liquidation value of the items.

               (c) INVENTORY.  All inventory of Seller for or used in connection with the Business, including all finished goods and products, stock and raw materials, whether located at the Leased Premises or elsewhere, and listed on SCHEDULE 2.1(C) attached hereto (the
          "Inventory"). All other inventory, which is located in the Leased Premises and used in the Business, but which is not specifically listed on SCHEDULE 2.1(C), shall be Inventory within the meaning of this Article 2; provided any individual item has a value of five hundred ($500.00) dollars or less, or any group of items has an aggregate value of ten thousand ($10,000.00) dollars or less, based on the liquidation value of the items.

               (d) ACCOUNTS. All accounts receivable of Seller through the Closing Date (the "Accounts"), together with all instruments and chattel paper representing any of the Accounts, and all rights in any security and guaranties in favor of Seller with respect to the Accounts and all rights to payment on the Accounts. The parties have attached a list of Seller's accounts receivable as of April 30, 2004 as SCHEDULE 2.1(d). A final list of Accounts shall be generated by Seller after the Closing pursuant to Section 3.3.

               (e) PETTY CASH. All petty cash of Seller as of the Closing Date ("Petty Cash").


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               (f) COMPUTER  EQUIPMENT.  All right, title and interest of Seller in and to computer equipment and hardware listed on SCHEDULE 2.1(F) attached hereto (the "Computer Equipment").

               (g) PERMITS. All right, title and interest of Seller in, to and under all Permits relating to the Business or all or any of the Assets, including without limitation those listed in SCHEDULE 2.1(G), to the extent assignable, and to the extent not assignable Seller shall provide reasonable cooperation to Buyer in obtaining new or replacement Permits from the appropriate issuing Governmental Body or person.

               (h) INTANGIBLE ASSETS. All rights, title and interest of Seller in and to all patents, trademarks, technology, know-how, data, copyrights, tradenames, servicemarks, licenses, covenants by others not to compete, rights and privileges and all other rights, licenses and intellectual property used in the conduct of the Business, and the right to recover for infringement thereon and all goodwill associated with the Business in connection with which the marks are used, including without limitation the name and trade names "Moores Pump and Services" and "Moores Pump and Services, Inc." and all rights of Seller in and to the telephone numbers used by Seller in connection with the Business.

               (i) MASTER SERVICE AGREEMENTS. All Master Service Agreements with customers of the Business listed on SCHEDULE 2.1(I), to the extent assignable.

               (j) PREPAID EXPENSES.  All right, title and interest of Seller in and to all prepaid rentals, other prepaid expenses, bonds, deposits and financial assurance requirements, and other current assets relating to any of the Business or the Assets, listed on SCHEDULE 2.1(J) attached hereto. Notwithstanding anything contained herein to the contrary, Seller shall be entitled to an adjustment to the Purchase Price for any Prepaid Expense existing as of the Closing Date.

               (k) GOODWILL. All goodwill and going concern value of Seller in the Business.

     2.2. EXCLUDED ASSETS. Notwithstanding anything contained herein to the contrary, assets or property of Seller identified on SCHEDULE 2.2 or, otherwise not listed above or identified on SCHEDULES 2.1(A)-(J) ("Excluded Assets"), shall not be Assets as contemplated in Section 2.1 and shall not be transferred to Buyer pursuant to this Agreement. Buyer agrees that there shall be no further adjustment to the Purchase Price for excluding such Excluded Assets pursuant to
Section 3.3.


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     2.3. BOOKS AND RECORDS.  Notwithstanding  anything  contained herein to the contrary, Buyer shall receive and Seller shall provide, upon written request for the same for a period of two (2) years prior to the Closing Date, copies of T3 and Seller's books, records, papers and instruments of whatever nature and wherever located that relate to the Business or the Assets or which are required or necessary in order for Buyer to conduct the Business from and after the Closing Date (in the manner in which it is presently being conducted, including, without limitation, accounting and financial records, maintenance and service records, environmental records and reports, sales and property tax records and returns, sales records, all customer agreements, lists, files, customer account data (including credit data) and account histories, supplier and vendor agreements, lists, files, account data and account histories and supplier and vendor data relating to the purchase of equipment, tools, inventory, warranties, utilities and supplies used in the Business, but excluding income Tax records and returns and corporate minute book and stock records (hereinafter, the "Books and Records"). Any Books and Records older than two (2) years shall be provided by Seller only on a "best efforts" basis. This provision shall survive for a period of not longer than two years following the Closing Date.

     2.4. ASSUMPTION OF TRADE PAYABLES. Buyer shall assume Seller's trade accounts payable for the Business, incurred in the ordinary course of business, as of the Closing Date, including, but not limited to, the purchase receipts accrued as reflected in Seller's financial statements (the "Trade Payables"). The parties have attached a list of Seller's trade accounts payable as of April 30, 2004 as SCHEDULE 2.4(A). A final list of Trade Payables shall be generated by Seller after the Closing pursuant to Section 3.3. Buyer shall defend and indemnify T3 and Seller against liability on the Trade Payables as provided in
Section 13.2 below. The parties agree that Buyer is not assuming any other liabilities of T3 or Seller whatsoever, and T3 and Seller shall defend and indemnify Buyer against unassumed liabilities as provided in Section 13.1 below. Notwithstanding anything contained herein to the contrary, the trade accounts payable identified in SCHEDULE 2.4(B) attached hereto shall not be included in the definition of "Trade Payables," shall not be assumed by Buyer and shall not be subject to the Purchase Price adjustment provisions of this Agreement.

     2.5. COLLECTION OF ACCOUNTS. Buyer and Seller agree that Buyer shall collect all Accounts purchased as part of the Assets after Closing. To the extent Seller makes any collections on any of the Accounts after Closing, Seller shall remit the proceeds of the collections to Buyer, weekly, on each Monday, for all amounts collected in the preceding week, together with a reconciliation report reflecting all amounts so collected and the remaining balances on the Accounts, commencing with the second full week after the Closing. Seller shall cooperate with Buyer in the collection of the Accounts in any reasonable manner that Buyer may request. Seller and T3 guarantee Buyer's collection within 90 days after the Closing Date of the face amount of the Accounts, LESS any reserve for bad debt and EXCLUSIVE OF any credits ("Account Credits") reflected on the listing of the Accounts to be prepared as part of the Closing Balance Sheet pursuant to Section 3.3 (the "Guaranteed Amount"), on the following terms: To the extent Buyer collects less than the Guaranteed Amount on the Accounts within the said 90-day period, Seller and T3 shall pay the difference between the amount collected and the Guaranteed Amount to Buyer within five (5) days after Buyer's written request therefor to Seller and T3, and Buyer shall transfer the balances on the unpaid Accounts to Seller. If the Buyer shall fail to make a request to T3 and Seller for payment of the unpaid balance of the Guaranteed Amount within one hundred twenty (120) days after the Closing Date, the obligation of T3 and Seller to guarantee collection of the Guaranteed Amount and pay Buyer therefor shall cease. Seller and T3 shall have the right at their cost, during Buyer's normal business hours and upon reasonable prior notice, to review and audit Buyer's records of the Accounts and collections on the Accounts after Closing in the event that Buyer makes demand for payment on the Guaranteed Amount. To the extent that Buyer collects in excess of the Guaranteed Amount within 90 days after the Closing Date, Buyer shall pay the excess amount to Seller within fifteen (15) days after the expiration of the said 90 day period. Buyer shall further assume all liability for any and all Account Credits as of the Closing and shall indemnify Seller and T3 from and against same as provided in Section 13.2.


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                                   ARTICLE 3
                         PURCHASE PRICE AND ADJUSTMENTS

     3.1. PURCHASE PRICE. In reliance upon the representations and warranties and subject to the terms and conditions of this Agreement, the price to be paid by Buyer to Seller for the Assets shall be the sum of Six Hundred Two Thousand Eighteen and 31/100 ($602,018.31) dollars (the "Purchase Price"), payable at Closing as hereafter provided, subject to the Post-Closing Adjustment provided in Section 3.3.

     3.2. SLOW MOVING INVENTORY. Any Inventory, which was purchased more than twelve (12) months prior to Closing Date shall be deemed "Slow-Moving Inventory." Buyer shall acquire title to and possession of the Slow-Moving Inventory as part of the Inventory. From the Closing Date through the second anniversary of the Closing Date, Buyer will use commercially reasonable efforts to sell and track the sales of the Slow-Moving Inventory, and Buyer agrees to account to T3 and Seller for sales of the Slow-Moving Inventory not less often than every ninety (90) days after the Closing. Buyer and Seller shall share in the collected proceeds of sales of Slow-Moving Inventory, and any insurance proceeds paid to Buyer as a result of the loss or damage to such Slow-Moving Inventory, on an equal (i.e., 50% to each) basis. Buyer's obligation to pay Seller its portion of such sales proceeds shall terminate effective as of the second anniversary of the Closing Date, but shall apply to sales of Slow-Moving Inventory made through the termination, even if the proceeds of such sales are received after the termination date. Buyer shall remit Seller's share of any such proceeds not previously paid to Seller at the time Buyer provides each accounting of sales of Slow-Moving Inventory to T3 and Seller. Seller shall have the right to periodically audit the books and records of Buyer with respect to the Slow-Moving Inventory, at Seller's cost, during Buyer's normal business hours, upon reasonable prior notice to Buyer.


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     3.3. POST-CLOSING ADJUSTMENT.

          (a) PROCEDURE. The parties acknowledge that Seller's April 30, 2004 balance sheet (the "April 30 Balance Sheet") was used by the parties as the basis for negotiating the Purchase Price. Within fifteen (15) days following the Closing, Seller shall produce and deliver to Buyer an updated balance sheet for the Business as of the Closing Date using Seller's standard accounting practices, consistently applied (the "Closing Balance Sheet"), including updated listings of the Accounts and the Trade Payables through the Closing Date. The parties shall cooperate in preparing the Closing Balance Sheet and provide access to books and records. Upon completion of the Closing Balance Sheet an adjustment to the Purchase Price shall be made if the aggregate amount of changes in value (the "Aggregate Change") of Accounts, Trade Payables, Equipment, Inventory, Vehicles, Computer Equipment, Prepaid Expenses and Petty Cash between the April 30 Balance Sheet and the Closing Balance Sheet is more than $1,000.00 (either positive or negative). If an adjustment is required and the Aggregate Change is positive, Buyer shall remit the amount of the Aggregate Change to Seller, and if the Aggregate Change is negative, Seller shall remit the amount of the Aggregate Change to Buyer, in either event within ten (10) days of receipt of the other party's written request therefore.

          (b) DISPUTES. If either party disputes any of the balances or amounts reflected on the Closing Balance Sheet, the Closing Accounts or the Closing Payables or the parties are otherwise unable to agree on the amount of any adjustment to be made under Section 3.3(a), or if either party refuses to participate or cooperate in the post-closing adjustment procedure or fails to pay any amount due under Section 3.3(a), then the parties shall attempt to negotiate the dispute in good faith. If the parties are unable to resolve the dispute within ten (10) days following the delivery of the Closing Balance Sheet and lists, then such disputes shall be submitted for resolution to an independent accounting firm, agreeable to Buyer and Seller, with all costs to be divided evenly between Buyer and Seller, provided, however, that if the independent accounting firm is unable to resolve the dispute, then the dispute shall be submitted to arbitration as provided in Section 17.9.

     3.4. ALLOCATION OF PURCHASE PRICE. The parties agree that Buyer shall allocate the Purchase Price among the Assets within thirty (30) days of the Closing Date, based on any post-closing adjustments made pursuant to Section 3.3 (the "Allocation"). The parties agree that Seller shall have ten (10) days following delivery of the Allocation to review the same. To the extent Seller objects to any portion of the Allocation and the parties are unable to resolve their dispute, such dispute be resolved through arbitration in accordance with
Section 17.9.

     3.5. PRORATION OF AD VALOREM TAXES. Ad valorem taxes attributable to the Assets shall be prorated as of the Closing Date based on actual days elapsed within the tax year. Seller shall be responsible for all such ad valorem taxes for all periods through the Closing Date and Buyer shall be responsible for such taxes thereafter, provided, however, that Seller shall pay such taxes for 2004 when due and Seller shall receive payment at Closing for Buyer's share of such taxes. In connection with the proration of such taxes, if actual tax figures for 2004 are not available on the Closing Date, an estimated, tentative proration of shall be made using ad valorem tax figures from the preceding year; provided, however, that when actual ad valorem taxes for the year 2004 become available, the party receiving the tax bill or other similar notice of the actual tax amount shall promptly provide the other party with a copy of such notice. Any overpayment or underpayment of more than $1,000 by either party shall be adjusted between the parties within ten (10) days after notification by either party that such adjustment is necessary.

                                   ARTICLE 4
                                 OTHER COVENANTS

     4.1. SUBLEASE OF LEASED PREMISES. Seller and Buyer shall enter into a sublease of the premises currently used by Seller for the operation of the Business at 206-208 Thruway Park, Broussard, Louisiana, consisting of a portion of a one-story building containing approximately 20,000 square feet of gross leasable area (the "Leased Premises") configured as office space and warehouse/shop area, in the form attached hereto as EXHIBIT 1.

     4.2. EMPLOYEES. Buyer intends and shall have the right to offer employment to those employees of Seller engaged in the Business as of the Closing Date listed on SCHEDULE 4.2, provided, however, that Buyer shall be under no obligation to employ any of Seller's employees. T3 and Seller represent and warrant that there are no employment agreements in effect with any employeeslisted on Schedule 4.2. T3 and Seller covenant and agree not to interfere with Buyer's hiring of any such employee nor solicit or induce any such employee not to accept employment with Buyer. Seller shall cooperate with Buyer in assisting Seller's employees who accept employment with Buyer in transitioning employment from Seller to Buyer. Seller acknowledges and agrees that it will be solely responsible for any salaries, payroll, compensation, or other amounts owed to Seller's employees on or before the Closing Date as well as all employment taxes, withholding and other deductions and employer obligations associated therewith. Buyer shall be responsible for all salaries, payroll, compensation or other amounts payable to those of Seller's employees listed on Schedule 4.2 who become employed by Buyer, which accrue after the Closing Date, as well as all employment taxes, withholding and other deductions and employer obligations associated therewith.

     4.3. ACCESS TO AND USE OF COMPUTER AND INFORMATION SYSTEMS. To the extent not included as part of the Assets, T3 and Seller will provide Buyer with ongoing access to and a non-exclusive royalty-free license to use all computer networks, systems, databases and software of T3 or Seller which are currently utilitized in the operation of the Business, including the "Visual Manufacture" software, for a period of not more than sixty (60) days following the Closing Date (the "Transition Period"). To the extent Buyer requires access after the Transition Period, Buyer shall pay to Seller a transition fee of Five Thousand ($5,000.00) dollars per month for months three (3) and four (4) following the Closing Date; Seven Thousand ($7,000.00) dollars per month for months five (5) and six (6) following the Closing Date; and Ten Thousand ($10,000.00) dollars per month for months seven (7) through twelve (12) following the Closing Date. During the Transition Period and, if necessary, continuing for a period of one
(1) year following the Closing Date, if Buyer installs any external network connections and/or Internet connections, which would enable Buyer to access other networks or the Internet other than through the network controlled by T-3, Seller shall have the right to immediately terminate any and all existing connections which Buyer may have to the T-3 network.

     4.4. POST-CLOSING WARRANTY WORK. To the extent requested by Seller following the Closing Date, Buyer agrees to provide all warranty work previously performed Seller in relation to its Business. Seller shall pay Buyer its direct cost for said warranty work.

     4.5. POST CLOSING LITIGATION ASSISTANCE. To the extent requested by Seller following the Closing Date, Buyer agrees to provide reasonable access to, or otherwise make available, those employees who were formerly employed by Seller or T3, for assistance in defending any pending litigation filed against Seller or T3, or any litigation filed in the future, if such litigation involves or arises, in whole or in part, out of activities or events occurring prior to the Closing Date.

                                   ARTICLE 5
                             CLOSING AND DELIVERIES

     5.1. PLACE, DATE AND TIME. The consummation of the transactions contemplated herein shall take place at a closing to be held at the offices of Buyer's attorney in Lafayette, Louisiana, at 10:00 a.m. effective as of July 31, 2004 (the "Closing"), unless the parties agree to extend the date of closing or an extension is required under the terms of this Agreement. The effective date of the closing shall be July 31, 2004, referred to herein as the "Closing Date," even if the Closing occurs after the Closing Date. The effective time of the Closing shall be 11:59 p.m. on the Closing Date.

     5.2. DELIVERIES. At the Closing:

     (a) Seller shall:

          1. execute and deliver an Act of Sale of Movables from Seller to Buyer substantially in the form of EXHIBIT 2 attached hereto, conveying to Buyer all of the Assets except for the Accounts, Intangible Assets, Master Service Agreements, Prepaid Expenses and Permits and vehicles; an Assignment of Receivables in the form attached hereto as EXHIBIT 3 conveying the Accounts; an Assignment and Transfer in the form attached hereto as EXHIBIT 4 conveying the Intangible Assets, Master Service Agreements, Prepaid Expenses and Permits; and one or more Bills of Sale in the form attached hereto as EXHIBIT 5 conveying to Buyer all titled motor vehicles which are part of the Assets; and,

          2. deliver possession of, or access to, the Assets to Buyer, including delivery of the titles to the Vehicles listed on SCHEDULE 2.1(A) attached hereto.

     (b) Buyer shall:

          1. assume in writing the Trade Payables AND,

          2. tender to Seller the Purchase Price, subject to any applicable credits or adjustments provided herein, by wire transfer pursuant to the written instructions provided by Seller.

     (c) Each party shall execute and deliver any and all other documents, certificates, acts and instruments and make any further deliveries which are required under this Agreement.

                                   ARTICLE 6
               REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER

         Seller hereby represents and warrants to, and covenants and agrees with Buyer that:

     6.1. ORGANIZATION AND GOOD STANDING. Seller is a Louisiana corporation duly organized and validly existing, and in good standing under the laws of the State of Louisiana.

     6.2. AUTHORITY; NO CONFLICT.

          (a) Seller has all requisite right, power and authority to execute and deliver this Agreement and to perform fully its obligations hereunder.

          (b) The execution of this Agreement and the consummation of the transactions contemplated herein has been duly authorized by all necessary corporate action and no other corporate proceedings are necessary to authorize this Agreement or consummate the contemplated transactions. This Agreement has been duly executed by Seller and is a valid and binding obligation in accordance with the terms and conditions hereof.

          (c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will:

               1. result in the creation of any Encumbrance on any of the Business, Assets or properties of Seller;

               2. contravene, conflict with or result in a violation or breach of or default under any provision, term or condition of the certificate or articles of organization, bylaws or other constituent documents of Seller, nor contravene, conflict with or result in a violation or breach of or default under (with or without due notice or lapse of time, or both) any provision, term or condition of any agreement or contract, written or oral, to which Seller is a party, nor result in the loss or termination of any Permit granted to or held by Seller in connection with the Business; or

               3. contravene, conflict with, or result in a violation or breach of or default under (with or without due notice or lapse of time, or both), require filing with or obtaining consent from any Governmental Body or other person or entity under, or give any Governmental Body or other person or entity the right to challenge any of the transactions contemplated herein, or to exercise any remedy or obtain any relief in any such instance under, any applicable federal, state, or local law, ordinance, principle of common law, rule, regulation or statute,
          United States or foreign, or any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency or Governmental Body to which Seller, as the case may be, is subject.

     6.3. INSURANCE. Seller has maintained sufficient insurance coverage over the Assets prior to the Closing Date and no known claims have been filed against Seller or the Assets under which would create an Encumbrance or other charge against or adversely affecting the Assets.

     6.4. WARRANTY OF TITLE AS TO ASSETS. Seller solely owns the Assets, and has, and upon conveyance to Buyer at Closing, Buyer will have, good, valid and merchantable title to the Assets, free and clear of any and all Encumbrances, except as set forth in SCHEDULE 6.4 with respect to Encumbrances to be paid at Closing from Seller's proceeds.

     6.5. NO LEASES OR CONTRACTS. Other than master service agreements with customers and contracts and policies of insurance, Seller has not entered into any leases, agreements, contracts, options, or other obligations relating to the Business or the Leased Premises, except as disclosed on SCHEDULE 6.5 attached hereto.

     6.6. ENVIRONMENTAL MATTERS.

     Seller has operated the Business and maintained the Assets in accordance will all applicable Environmental Laws. There are no claims pending or, to the best of Seller's knowledge, threatened against Seller or the Assets, based in whole or in part on any violation of any applicable Environmental Law.

     6.7. LOCATION OF ASSETS. The Assets are now and shall be at the time Buyer takes possession located at the Leased Premises or at customer locations or in transit to or from the Leased Premises and customer locations and shall not be removed therefrom without the prior written consent of Buyer. Buyer acknowledges that certain Assets are located at 220 Thruway Park, Broussard, Louisiana 70518 on property leased by Seller. Buyer acknowledges that Seller's lease of these premises terminates on October 31, 2004, and that the Assets must be removed from said leased premises on or before October 1, 2004.

     6.8. CONDITION OF ASSETS. Except as expressly set forth in this Agreement, the schedules, the exhibits hereto, when executed, or certificates of T3 and Seller delivered, Seller makes no representation or warranty, express or implied, at law or in equity, whether under contract, tort or other applicable law, in respect of Seller, the Assets or any subsidiary or affiliate of Seller, or any of their respective assets, liabilities or operations. Buyer acknowledges that all Vehicles, Inventory and Equipment forming part of the Assets are being sold "as is, where is," with no warranty whatsoever, whether express or implied, other than as expressly provided herein, and Buyer expressly waives all other warranties as to such Assets, including those pertaining to redhibition, merchantability or fitness for a particular purpose, as well as any warranty against apparent or latent defects.

     6.9. NO SUITS OR PROCEEDINGS. Except as provided on SCHEDULE 6.9 attached hereto there are no judgments, liens, suits or proceedings pending or, to Seller's or T3's knowledge, threatened against Seller affecting the Business or Assets in any court or before or by any federal, state or other governmental department or agency.

     6.10. COMPLIANCE WITH LAWS. Seller has, to the best of its knowledge, complied with all law statutes, ordinances, rules and regulations relating to the Business and the Assets, and has not violated any provisions of any applicable building codes, building restrictions, fire regulations or other governmental ordinances, orders or regulations.

     6.11. BOOKS AND RECORDS. The books of account and other records of Seller, all of which have been made available to Buyer, are true, complete and correct in all material respects.

     6.12. TAXES. Seller has timely filed or caused to be timely filed all returns, declarations, reports, forms or other documents, information returns or statements of information ("Tax Returns") filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with any Taxes that are or were required to be filed by it or with respect to it, its operations, assets and business (taking into account any valid extensions of time for filing) pursuant to applicable legal requirements and regulations; and has timely paid all taxes in connection therewith. Seller has paid or reserved on its financial statements all Taxes reflected on such Tax Returns.

                                   ARTICLE 7
                             BUYER'S REPRESENTATIONS

         Buyer hereby represent and warrant to T3and Seller that:

     7.1. ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized and validly existing, and in good standing under the laws of the State of Louisiana.

     7.2. AUTHORITY; NO CONFLICT. Buyer has all requisite right, power and authority to execute and deliver this Agreement and to perform fully its obligations hereunder. The execution of this Agreement and the consummation of the transactions contemplated herein has been duly authorized by all necessary corporate action and no other corporate proceedings are necessary to authorize this Agreement or consummate the contemplated transactions. This Agreement has been duly executed by Buyer and is a valid and binding obligation of Buyer in accordance with the terms and conditions hereof. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will result in the creation of any Encumbrance on any of the business, assets or property of Buyer, nor contravene, conflict with or result in a violation or breach of or default under any provision, term or condition of the certificate or articles of organization, bylaws or other constituent documents of Buyer, nor contravene, conflict with or result in a violation or breach of or default under (with or without due notice or lapse of time, or both) any provision, term or condition of any agreement or contract, written or oral, to which Buyer is a party.

     7.3. BUYER'S KNOWLEDGE. Buyer has no knowledge of any facts or circumstances, which would make any of Seller's representations and warranties inaccurate or incorrect in any material respect. For purposes of this Agreement, the knowledge of Andrew Cormier, Kevin Millin and Scotty Roy, individually, shall be imputed to Buyer.

                                   ARTICLE 8
                           NON-COMPETITION PROVISIONS

     8.1. GENERALLY. T3 and Seller acknowledge that Buyer will purchase the goodwill of Seller in the Business pursuant to this Agreement, and that the protection and maintenance of such goodwill constitutes a legitimate interest to be protected by Buyer by a covenant not to compete. Therefore, T3 and Seller each agree that upon the consummation of the transactions contemplated in this Agreement, they shall be bound by the non-competition provisions of this Article 8.

     8.2. AGREEMENT NOT TO COMPETE AFTER CLOSING. T3 and Seller agree that for a period of two (2) years following the Closing Date (the "Noncompetition Period") they shall not, directly or indirectly, either as principal, partner, member, stockholder (other than as a stockholder of 5% or less of a publicly traded company), or in any other capacity own, operate, engage in or participate in a pump distribution and re-manufacturing business or any business offering any of the services or products offered by Seller as of the Closing Date, within any of the Parishes of the State of Louisiana listed on EXHIBIT 6 and within the States of Texas, Oklahoma, Mississippi and Alabama, for so long as Buyer continues to do business in any such parish or state. T3 and Seller further represent and acknowledge that they have willingly entered into this agreement not to compete and are willing and able to compete in other geographical areas not prohibited by this Section 82. Notwithstanding anything in this Agreement to the contrary, Seller's affiliates may continue to conduct those business activities in which they are actively engaged as of the Closing Date, which activities shall not be deemed to be a violation of the non-competition provisions of this Agreement.

     8.3. NON-SOLICITATION OF CUSTOMERS. T3 and Seller further agree that they will not, during the Noncompetition Period either directly or indirectly, (i) make known to any person, firm or entity that is engaged in a business competing directly or indirectly with the Buyer the names and addresses of any of customers of the Business or Buyer relating to the Business, or (ii) call on, solicit, or take away, or attempt to call on, solicit or take away any of the customers of Buyer relating to the Business, whether for themselves or for any other person, firm or corporation. Notwithstanding anything in this Agreement to the Contrary, Seller's affiliates may continue to contract with or otherwise engage those customers with which they do business as of the Closing Date, with respect to business activities in which the affiliates are actively engaged as of the Closing Date, which activities shall not be deemed to be a violation of the non-competition provisions of this Agreement.

     8.4. NON-SOLICITATION OF EMPLOYEES. T3 and Seller further agree that they will not, during the Noncompetition Period either directly or indirectly, solicit for employment or employ, or allow any corporation or business entity controlled directly or indirectly by or affiliated with either of T3 or Seller to solicit for employment or employ, any person that at that time is, or at any time during the last 12-months of the Noncompetition Period was, an employee, consultant or agent of Buyer with respect to the Business. Notwithstanding anything in this Agreement to the contrary, Seller's affiliates may solicit for employment or otherwise employ any person whose employment was terminated by Buyer. Further, T3 and Seller shall have the right to employ any person who individually seeks employment with T3 or Seller; or who responds to a general solicitation for employment.

     8.5. NON-INTERFERENCE WITH SUPPLIER RELATIONSHIPS. T3 and Seller further agree that they will not, either directly or indirectly, induce, influence or solicit any supplier of the Business to discontinue or modify or its relationship with Buyer or the terms or products offered to Buyer.

     8.6. REMEDIES FOR BREACH. In the event of a breach or threatened breach of the foregoing covenants by either of T3 or Seller, then Buyer as a matter of right, shall be entitled to an injunction issued by any court of competent jurisdiction, restraining any further or continued breach or threatened breach, and buyer shall not be obligated to post any bond in connection with such injunction. Such right to an injunction shall be cumulative and in addition to, and not in lieu of, any other remedies to which Buyer may show itself justly entitled. Further, during any period in which one of T3 or Seller in breach of the covenant not to compete or solicit, the time period of the covenant shall be extended for the amount of time that such breach remains in effect.

     8.7. INDEPENDENT COVENANTS. The covenants contained in this Article 8 on the part of T3 and Seller will be construed as ancillary to and independent of any other provision of this Agreement, and the existence of any claim or cause of action of T3 or Seller against Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer of the covenants of T3 and Seller contained in this Article 8.

     8.8. APPLICABLE LAW. Notwithstanding any provision of this Agreement to the contrary, the non-competition and non-solicitation provisions of this Article 8 shall be governed by the substantive law of Louisiana with respect to breaches or threatened breaches occurring or arising in, or relating to Buyer's operations or customers in, any of the Parishes of the State of Louisiana listed on Exhibit 6, and shall be governed by the substantive law of the States of Texas, Oklahoma, Alabama and Mississippi, respectively, with respect to breaches or threatened breaches occurring or arising in, or relating to Buyer operations or customers in, those states.

     8.9. FORUM. Notwithstanding the provisions of Section 17.9 (which shall not apply to claims and causes of action arising under this Article 8), any action by a party to enforce or obtain any remedy or relief as to any breach or threatened breach of any provision of this Article 8 shall be brought in a federal or state court of competent jurisdiction and venue in the State of Louisiana, provided, however, that if the substantive law of another state applies to the action under section 8.8, the action may also be brought in a federal or state court of competent jurisdiction and venue in the state whose law applies.

     8.10. REASONABLENESS OF COVENANTS. The parties to this Agreement agree that the limitations contained in this Article 8 with respect to geographic area, duration, and scope of activity are reasonable. However, if any court of competent jurisdiction shall determine that the geographic area, duration, or scope of activity of any restriction contained in this Article 8 is unenforceable, it is the intention of the parties that such restrictive covenant set forth herein shall not thereby be terminated but shall be deemed amended and reformed to the extent required to render it valid and enforceable.

                                   ARTICLE 9
                      SELLER'S OPERATIONS PRIOR TO CLOSING

     9.1. GENERALLY. T3 and Seller agree that subsequent to the Effective Date and prior to the Closing Date:

          (a) Seller will continue to conduct its business, maintain its properties, and keep its books of accounts, records and files in substantially the same manner as heretofore and engage only in business in the usual and normal course consistent with past practices;

          (b) T3 and Seller will use their best efforts to preserve Seller's business organization intact, to retain the services of its present employees and the goodwill of their suppliers, customers and other persons having business relations with them; and

          (c) T3 and Seller will keep in full force, up to and including the Closing Date, all policies of insurance currently in effect, including all liability insurance which relates to the business, assets, properties or employees of Seller.

          (d) T3 and Seller shall appear, defend, indemnify and hold Buyer harmless from and against any and all liabilities of or claims against Seller pertaining or relating in any way to the Business or the Assets to be purchased pursuant to this Agreement which arose or accrued prior to the execution of the closing documents as may be asserted against Buyer (or the Assets to be conveyed hereunder) as successor to or transferee of Seller, except with respect, after the Closing, to the Trade Payables assumed by Buyer pursuant to Section 2.3.

          (e) Seller will keep Buyer informed of all and any developments with respect to the Business or Assets, which will or can reasonably be expect to have a Material Adverse Effect on the Business or Assets.

          (f) Seller will provide Buyer and its representatives full access to all books and records and other information concerning the Business and Assets, and will provide such further information concerning the Business and Assets, as Buyer may reasonably request.

     9.2. USE, RENTAL OR SALE OF INVENTORY IN ORDINARY COURSE. Seller shall have the right to use, rent or sell any of the Inventory in the ordinary and regular course of business through the time of delivery of possession of the Inventory to Buyer at Closing.

                                   ARTICLE 10
                    CONDITIONS TO BUYER'S OBLIGATION TO CLOSE

     The obligation of Buyer to consummate the transactions contemplated in this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part), and each of T3 and Seller shall use commercially reasonable efforts to cause such conditions to be fulfilled; provided, however, Buyer's election to proceed with the Closing shall not be deemed a waiver of any breach of any representation, warranty or covenant contained herein, whether or not known to Buyer or existing on the Closing Date:

     10.1. ACCURACY OF REPRESENTATIONS. Each of the representations and warranties of T3 and Seller set forth in this Agreement shall have been true, complete and accurate in all material respects as of the date of this Agreement, and shall be true, complete and accurate in all material respects as of the Closing Date as if made on the Closing Date, disregarding all references in such representations and warranties to "material", "materially", or similar exceptions, with only such exceptions as would not individually or in the aggregate have a Material Adverse Effect. T3 and Seller shall have delivered to Buyer certificates dated the Closing Date, signed by its authorized representative, to the effect set forth above in this Section 10.1 as to the representations and warranties made by T3 and Seller in this Agreement.

     10.2. PERFORMANCE. Each of the covenants and obligations that T3 and Seller are required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with. Each of T3 and Seller shall have delivered to Buyer certificates dated the Closing Date, signed by their authorized representatives, to the effect set forth above in this
Section 10.2 as to the covenants and obligation that such party is required to perform or comply with pursuant to this Agreement.

     10.3. NO PROCEEDINGS. Since the date of this Agreement, no proceeding shall have been commenced or threatened by a third party (i) involving any challenge to, or seeking damages or other relief in connection with any of the contemplated transactions, (ii) that could reasonably be expected to have the effect of preventing, delaying or restricting, making illegal, or otherwise interfering with, or diminishing the value to Buyer of, any of the contemplated transactions, or (iii) that could reasonably be expected to have the effect, if adversely decided, of restricting or interfering with the Business or Assets after closing or to have a Material Adverse Effect.

     10.4. NO PROHIBITION. No legal requirement or court or regulatory order shall be in effect (or enacted, promulgated, passed, announced or proposed) that
(i) prohibits, restricts or gives rise to a cause of action with respect to any of the contemplated transactions or (ii) is not in effect on the Effective Date, and restricts or interferes with the Business or Assets after the Closing or could reasonably be expected to have a Material Adverse Effect.

     10.5. NO MATERIAL ADVERSE CHANGE. During the period from the Effective Date through the Closing Date, there shall not have occurred any event that has had or could reasonably be expected to have a Material Adverse Effect.

     10.6. CLOSING DOCUMENTS. Buyer shall have received from T3 and Seller such closing documents, certificates and opinions as Buyer and its counsel shall have reasonably requested including, without limitation, those certificates and documents to be delivered pursuant to Section 5.2(a).

                                   ARTICLE 11
              CONDITIONS TO T3'S AND SELLER'S OBLIGATIONS TO CLOSE

     The obligations of T3 and Seller to consummate the transactions contemplated in this Agreement are subject to the satisfaction, at or prior to Closing, of each of the following conditions (any of which may be waived by T3 and Seller, in whole or in part), and Buyer shall use its best efforts to cause such conditions to be fulfilled; provided, however, T3's and Seller's election to proceed with the Closing shall not be deemed a waiver of any breach of any representation, warranty or covenant contained herein, whether or not known to T3 or Seller or existing on the Closing Date:

     11.1.  ACCURACY  OF  REPRESENTATIONS.   Each  of  the  representations  and
warranties of Buyer in this Agreement shall have been true, complete and accurate in all material respects as of the date of this Agreement and shall be true, complete and accurate in all material respects as of the Closing Date as if made on the Closing Date, disregarding all references in such representations and warranties to "material", "materially", or similar exceptions with only such exceptions as would not individually or in the aggregate have a material adverse effect on Seller. Buyer shall have delivered to each of T3 and Seller a certificate, dated the Closing Date and signed by an authorized representative of Buyer, to the effect set forth above in this Section 11(a).

     11.2. PERFORMANCE. Each of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing, shall have been performed and complied with, including, without limitation, payment of the Adjusted Purchase Price. Buyer shall have delivered to each of T3 and Seller a certificate, dated the Closing Date and signed by an authorized representative of Buyer, to the effect set forth above in this
Section 11.2.

     11.3. NO PROHIBITION. Neither the consummation nor the performance of any of the transactions contemplated herein will, directly or indirectly, contravene, or conflict with, or result in a violation of, or cause T3 or Seller to suffer any adverse consequence under, any applicable legal requirement or court or regulatory order which was not in effect or outstanding, as appropriate, prior to or as of the date of this Agreement.

     11.4.   CLOSING   DOCUMENTS.   Buyer  shall  have  delivered  such  closing
certificates reasonably requested by Seller and their counsel.

                                   ARTICLE 12
                                   TERMINATION

     12.1. This Agreement may, by written notice given prior to the Closing, be terminated:

          (a) by Buyer, if a material breach of any of the representations, warranties or covenants of T3 or Seller set forth in this Agreement has been committed and such breach has not been (A) waived by Buyer or (B) cured by T3 or Seller, as the case may be, within ten (10) days after receipt of written notice thereof from Buyer;

          (b) by T3 and Seller, if a material breach of any of the representations, warranties, or covenants of Buyer set forth in this Agreement has been committed by Buyer and such breach has not been (A) waived by T3 and Seller or (B) cured by Buyer within ten (10) days after receipt of written notice thereof from T3 or Seller;

          (c) by Buyer, if any of the conditions in Article 10 have not been satisfied and if satisfaction of any such condition is or becomes in the reasonable opinion of Buyer impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer have not waived such condition on or before the Closing Date;

          (d) by T3 and Seller, if any of the conditions in Article 11 have not been satisfied and if satisfaction of such condition is or becomes impossible (other than through the failure of T3 or Seller to comply with their obligations under this Agreement) and T3 and Seller have not waived such condition on or before the Closing Date;

          (e) by mutual consent of T3, Seller and Buyer.

     12.2. EFFECT OF TERMINATION. Termination of this Agreement pursuant to this
Article 12 shall terminate all obligations of the parties hereto; provided, however, that termination pursuant to Section 12.1(a) or (b) shall not relieve the defaulting or breaching party hereunder from any liability to the other party hereto resulting from the default or breach hereunder of such defaulting or breaching party occurring prior to the date of termination.

                                   ARTICLE 13
                                 INDEMNIFICATION

     13.1. INDEMNIFICATION AND REIMBURSEMENT BY T3 AND SELLER. T3 and Seller will jointly, severally and solidarily indemnify, defend and hold harmless Buyer, its affiliates and their respective members, managers, officers, directors, shareholders, successors and assigns (each, a "Buyer Indemnitee") from and against, and will reimburse such parties for, any Damages arising directly or indirectly from any of the following:

          (a) the inaccuracy of any representation or warranty (it being understood that for all purposes of this Article 13, any such representation or warranty shall be interpreted without giving effect to the word "materially", "in all material respects", or "material" or other qualifications or exceptions based on such terms) made by T3 and Seller or either of them in this Agreement, the Schedules or any supplements to the Schedules, the exhibits hereto, when executed, or certificates of T3 and Seller delivered to Buyer in connection with this Agreement.

          (b) any breach by T3 or Seller of any covenant or obligation undertaken by them, respectively, in this Agreement, the exhibits hereto, when executed, or certificates of T3 and Seller delivered to the Buyers or either of them in connection with this Agreement;

          (c) the ownership, management or use of any of the Assets or the conduct of the Business on or prior to the Closing Date, other than with respect to, after the Closing, the Trade Payables specifically assumed by Buyer hereunder pursuant to Section 2.3.

          (d) All debts and liabilities of T3 and Seller not specifically assumed by Buyers hereunder pursuant to Section 2.3.

          (e) Any and all Permitted Encumbrances to which any of the Assets are subject as of the Closing relating to or arising during the period of Seller's ownership, whether known or unknown to their Buyer or Seller, disclosed or undisclosed, excepting only Permitted Encumbrances that specifically secure a third party creditor for payment of any of the Trade Payables assumed by Buyer pursuant to Section 2.3 and then only up to the amount of the Trade Payable so secured.

     13.2. INDEMNIFICATION AND REIMBURSEMENT BY BUYER. Buyer will indemnify, defend and hold harmless T3 and Seller, their affiliates and their respective members, managers, officers, directors, shareholders, successors and assigns (each, a "Seller Indemnitee") from and against, and will reimburse such parties for, any Damages arising directly or indirectly from any of the following:

          (a) The inaccuracy of any representation or warranty (it being understood that for all purposes of this Article 13, any such representation or warranty shall be interpreted without giving effect to the word "materially", "in all material respects", or "material" or other qualifications or exceptions based on such terms) made by Buyer in this Agreement, the Schedules or any supplements to the Schedules, the exhibits hereto, when executed, or certificates of Buyer delivered to T3 and Seller or either of them in connection with this Agreement.

          (b) any breach by Buyer of any covenant or obligation undertaken by Buyer in this Agreement, the exhibits hereto, when executed, or certificate delivered to T3 and Seller or either of them in connection with this Agreement;

          (c) conduct of the Business and ownership or use of the Assets by Buyer following the Closing, except where any such Damages are expressly made subject to indemnification and reimbursement by T3 and Seller pursuant to Section 13.1.

          (d) After the Closing, any of the assumed Trade Payables and any Account Credits as provided in Section 2.5.

     13.3. "DAMAGES" DEFINED. As used in this Agreement, the term "Damages" shall mean any claims, liabilities, debts, obligations, losses, damages (including, without limitation, any actual or punitive damages under any statutory laws, common law causes of action, contractual obligations or otherwise, liability under any Environmental Laws and damages (i) to third parties for personal injury or property damage or (ii) to natural resources), deficiencies, assessments. Encumbrances, judgments or causes of action, fines, penalties, taxes (including taxes, if any, arising from or related to receipt of indemnity payments by the indemnified party hereunder), costs and expenses (including, without limitation, attorneys' fees and costs and expenses incurred in investigating, preparing, defending against or prosecuting any litigation claim, action, suit or other proceeding or demand related to the foregoing and enforcing any indemnification claim pursuant to this Article 13).

     13.4. SURVIVAL. The representations and warranties of Seller contained herein shall survive the Closing for a period of twenty-four (24) months following the Closing Date; provided, however, that the representations and warranties regarding Environmental Matters in Section 6.6 and Taxes in Section
6.12 shall survive for a period not less than the period provided by the applicable statutes of limitations. Further, Seller's representations and warranties in Sections 6.1, 6.2 and 6.4, shall survive indefinitely.

     13.5. The indemnification provided by this Article 13 is subject to the following limitations and qualifications:

          (a) Except for Damages arising out of known debts and liabilities of T3 and Seller as of the Closing Date that are not assumed by Buyer herein, T3 and Seller shall not be required to provide indemnification under this Agreement unless and until the aggregate losses sustained by Buyer exceeds Twenty Thousand and No/100 Dollars ($20,000) (the "Indemnity Basket"), which amount shall constitute a deductible amount from the indemnification obligations of T3 and Sellers in this Article 13; provided, however, that Buyer may nevertheless pursue any claims it may have under any insurance policy providing coverage to T3 or Seller for Damages incurred by Buyer that are subject to the Indemnity Basket so long as T3 and Seller do not incur any expense, deductible amount or other charge.

          (b) Notwithstanding anything to the contrary herein, T3 and Seller shall have no obligation to provide indemnification under this Article 13 to Buyer in excess of the total Purchase Price, as adjusted (the "Indemnity Cap"), with regard to any liability or obligation of Seller or breach of any representation, warranty or covenant of Seller in this Agreement, but the Indemnity Cap shall not apply to liabilities or obligations of T3 or any affiliate of T3 other than Seller that would otherwise be subject to the indemnification. Further, to the extent that Buyer's right to indemnification for Damages under this Article 13 is limited by the Indemnity Cap, Buyer shall still have the right to pursue any insurance coverages of T3 or Seller that would provide indemnity in excess of the Indemnity Cap, net of any deductible amounts payable by T3 or Seller that would be in excess of the Indemnity Cap, and nothing in this Section shall be construed to release any such insurance coverages.

                                   ARTICLE 14
                              DEFAULT AND REMEDIES

     In addition to any other rights or remedies provided in this Agreement or available under law, all of which are hereby expressly reserved, the parties retain the right to demand specific performance of the obligations undertaken herein. In the event of a breach or default by a party of any representation, warranty, covenant or obligation made or undertaken in this Agreement, the breaching or defaulting party shall also reimburse the non-defaulting party for all costs, legal fees and expenses associated with enforcing its rights hereunder.

                                   ARTICLE 15
                                    BROKERAGE

     The parties represent and warrant, each to the other, that no broker was involved in the negotiating this Agreement, and that no brokerage or agent's fees or commissions are due to any person in connection with the transactions contemplated by this Agreement. Accordingly, the parties indemnify and hold each other harmless against and with respect to any claim for brokerage or other commissions related to this Agreement.

                                   ARTICLE 16
                                     NOTICES

     Any notice which any party may or is required to give hereunder shall be given in writing to the other parties, each at the address set forth below, or at such other address as may be designated in writing by the parties from time to time and shall be deemed given (a) when delivered, if delivered by hand (with written confirmation of receipt) or sent by telephone facsimile (fax) (with telephone confirmation of receipt), (b) three days after deposited in the mails, if sent via certified mail, with return receipt requested, or (c) one day after sending, if sent by a nationally recognized overnight delivery service (receipt requested) specifying next day delivery, in each case to the appropriate addresses set forth below (or to such other addresses as a party may designate by notice to the other parties):

         IF TO SELLERS:

         T3 Energy Services, Inc.
         Attn:  President
         13111 Northwest Freeway

         Suite 500
         Houston, Texas 77040

         Phone:  713-996-4110
         Fax  :    713-996-4123

         With a copy to:

         Doug Whiting
         Attorney at Law
         82 E. Fairbranch Circle, Suite 111
         The Woodlands, Texas  77382

         Phone:  713-996-4110
         Fax  :    713-996-4123

         IF TO BUYER:
         Andrew Cormier
         17014 Hwy. 102
         Jennings, LA 70546

         Phone:  337-824-2354
         Fax  :   337-824-7042

         With a copy to:

         Mark C. Andrus, Esq.
         810 S. Buchanan
         Lafayette, Louisiana 70501
         Phone:  (337)237-1660
         Fax:  (337) 237-3676

     Rejection or other refusal to accept or the inability to deliver because of a changed address of which no notice was given, shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

                                   ARTICLE 17
                                  MISCELLANEOUS

     17.1 EXPENSES. Each party shall bear its respective expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated herein, including all fees and costs of their respective counsel.

     17.2 GOVERNING LAW.  Except as expressly  provided in Section 8.8, the laws
of  the  State  of  Louisiana   shall  govern  the  validity,   enforcement  and
interpretation of this Agreement.

     17.3 INTEGRATION; MODIFICATION; WAIVER. This Agreement constitutes the complete and final expression of the agreement of the parties relating to its subject matter and supersedes all previous contracts, negotiations, agreements and understandings of the parties, either oral or written, with respect thereto. This Agreement may not be modified, nor may any of the terms hereof be waived, except by an instrument in writing referring specifically to this Agreement executed by the party against whom enforcement of the modification or waiver is sought.

     17.4 BINDING EFFECT. This Agreement shall inure to and be binding upon the parties, their heirs and successors, but the parties may not assign their rights or delegate their duties under this Agreement to any person.

     17.5 SURVIVAL OF REPRESENTATION AND WARRANTIES. [Reserved].


     17.6 RIGHT OF PARTIES TO CORRECTION. Any failure of the acts of sale or any other document, act or instrument executed pursuant to this Agreement to include any of the terms and conditions stipulated herein to be contained in such document, act or instrument in favor of a party shall entitle that party to obtain from the other a correction and reformation thereof to expressly include all such missing terms and conditions.

     17.7 ADDITIONAL ACTS AND INSTRUMENTS. In addition to the acts and instruments recited herein and contemplated to be performed, executed and delivered by T3, Seller and Buyer, the parties shall perform, execute and deliver or cause to be performed, executed and delivered at the Closing or after the Closing, at such time and from time to time as any party may reasonably request, any and all further acts, instruments and assurances as the requesting party may reasonably require to consummate the transactions contemplated herein and to otherwise give effect to the terms and provisions hereof.

     17.8 INVALID PROVISION. If any one or more provisions of this Agreement, or the applicability of any such provision(s) to a specific situation, shall be held invalid or unenforceable by any court or governmental agency of competent jurisdiction, such provision(s) shall be modified to the minimum extent necessary to make its application valid and enforceable, and the validity and enforceability of all other provisions of this Agreement and all other applications of any such provisions(s) shall not be affected thereby, unless from the nature of the provision or the intention of the parties, it can be presumed that this Agreement would not have been made without the invalid or unenforceable provision.

     17.9 DISPUTES. With the exceptions of (i) disputes regarding post-closing adjustments contemplated by the provisions of Section 3.3(b) herein (which shall be subject to resolution under this Section only as specifically provided therein), (ii) actions to enforce or seek any remedy or relief as to a breach or threatened breach of any provision of Article 8 and (iii) actions in the nature of a third party demand or complaint by a Buyer Indemnitee or Seller Indemnitee against an indemnitor for indemnity pursuant to Article 13 with respect to a claim as to which the Buyer Indemnitee or Seller Indemnitee has been made a defendant in a lawsuit or other legal proceeding, any and all disputes arising out of, or in connection with, the provisions of this Agreement shall be resolved through arbitration before a single arbitrator under the Expedited Procedures of the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), and either party shall have the right to initiate such arbitration. The initiating party (claimant) shall pay the fees, costs and deposits assessed to it by the AAA and the respondent shall pay all fees, costs and deposits assessed to it by the AAA, but the arbitrator may grant as part of the award an award of costs to the prevailing party against the losing party. Any such arbitration shall take place in Lafayette, Louisiana. Judgment may be entered upon the arbitration award in any court of competent jurisdiction.

     17.10 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be fully effective as an original and all of which together shall constitute one and the same instrument.

     17.11 HEADINGS, CONSTRUCTION. The headings which have been used throughout this Agreement have been inserted for convenience of reference only and do not constitute matters to be construed in interpreting this Agreement. Words of any gender used in this Agreement shall be held and construed to include any other gender and words in the singular number shall be held to include the plural and vice versa, unless the context requires otherwise. The words "herein", "hereof", and "hereunder" and other similar compounds of the word "here" when used in this Agreement shall refer to the entire Agreement and not to any particular provision or section. This Agreement has been negotiated by T3, Seller and Buyer and this Agreement, together with all of the terms and provisions hereof, shall not be deemed to have been prepared by either T3 and Seller or Buyer but by all equally.

     17.12 EFFECT OF NON-BUSINESS DAYS. Unless otherwise specified herein, the terms "day" or "days" as used herein shall mean calendar days. If the last day of any time period stated herein shall fall on a Saturday, Sunday, legal or banking holiday, then the duration of such time period shall be extended so that it shall end on the next succeeding day which is not a Saturday, Sunday, legal or banking holiday.

     17.13 TIME OF THE ESSENCE. Time is of the essence with respect to all time periods set forth in this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below each party's signature.



WITNESSES:                                   T3 ENERGY SERVICES, INC.

/s/ Douglas B. Whiting                       By:      /s/ Michael T. Mino
--------------------------------             ----------------------------------
/s/ Lettye Stanaland                         Name:    Michael T. Mino
--------------------------------             Title:   Vice President
                                             Date:    8/4/04




                                             MOORES PUMP & SERVICES, INC.

/s/ Douglas B. Whiting                       By:   /s/ Michael T. Mino
--------------------------------             ----------------------------------
/s/ Lettye Stanaland                         Name:    Michael T. Mino
--------------------------------             Title:   Vice President
                                             Date:    8/4/04




                                             CORMIER-MILLIN, INC.

/s/ Peggy D. Judice                          By:      /s/ Andrew Cormier
--------------------------------             ----------------------------------
                                             Name:    Andrew Cormier
                                             Title:   President
                                             Date:    8/4/04